UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2009

Nyer Medical Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 00-20175

Florida	01-0469607
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

13 Water Street, Holliston, MA 01746
 (Address of principal executive offices, including zip code)

(508) 429-8506
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-reliance on previously issued financial statements or a related audit report or completed interim review.

On September 2, 2009, the Audit Committee of the Board of Directors (“Audit Committee”) of Nyer Medical Group, Inc. (the “Company” or  “Nyer”) concluded that the Company’s financial statements and related audit reports thereon for the year ended June 30, 2008, in the Company’s most recently filed Annual Report on Form 10-K for the year ended June 30, 2008, and the interim financial statements for the quarters ended December 31, 2007, and March 31, 2008, in the Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008, December 31, 2008, and March 31, 2009, should no longer be relied upon due to errors in the Company’s accounting for transaction costs associated with the purchase of the minority interest in DAW, Inc. , now a wholly owned subsidiary of the Company, in February 2008.  Management had discovered these errors during its preparation of the Company’s financial statements for the year ended June 30, 2009.  Management then discussed the errors with the Audit Committee, which also consulted with the Company’s current independent registered public accounting firm and the independent registered public accounting firm engaged by the Company for the year ended June 30, 2008, and through March 16, 2009, regarding the matters disclosed in this Current Report on Form 8-K.

The errors related to transaction costs that were expensed in the Company’s Consolidated Statement of Operations in the quarters ended December 31, 2007, and March 31, 2008.  These costs should have resulted in additional goodwill pursuant to the purchase price allocation.  As a result of this error, selling, general, and administrative expenses were overstated and net income was understated, net of related tax effect, for the quarters ended December 31,2007, and March 31, 2008, and the year ended June 30, 2008.

Management is in the process of finalizing an analysis of the aggregate amount of these costs and their effect on the filings listed above.  Upon completion of the analysis, the Company intends to restate amounts previously reported and amend prior filings as determined necessary.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nyer Medical Group, Inc.

Date: September 9, 2009	By:	/s/ Mark A. Dumouchel
Mark A. Dumouchel
President and Chief Executive Officer